Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2018 RESULTS

Resilient performance more than offsets external headwinds

PERRYSBURG, Ohio (July 23, 2018) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ended June 30, 2018.

“O-I’s second quarter results exceed management’s guidance, again demonstrating resilience in the face of well-known headwinds arising during the quarter, such as transportation strikes in Brazil and the stronger US dollar,” said Andres Lopez, CEO. “Global shipments were solid, taking into account the strong performance of our joint venture with CBI. We continue to benefit from favorable pricing dynamics and a concerted effort to improve sales mix. And, Asia Pacific is nearing successful completion of its asset advancement project. Building on a secure foundation, we expect continued growth in sales, margins, earnings and cash flow in 2019 and beyond.”

Highlights

•                  For the second quarter, earnings from continuing operations were $0.31 per share (diluted), compared with $0.85 per share in 2017. The decline was primarily driven by higher charges related to restructuring activities.

•                  Excluding certain items management considers not representative of ongoing operations, adjusted earnings(1) were $0.77 per share, up 3 percent compared with prior year. This exceeded management’s second quarter guidance of $0.75 per share.

•                  Net sales were $1.8 billion, which was 1 percent higher than prior year second quarter. Higher prices, reflecting cost inflation and sales mix, and the impact of the stronger Euro were partially offset by modestly lower shipments and weakening currencies in Latin America.

•                  Earnings from continuing operations before income taxes were $78 million for the second quarter compared with $152 million for the same period in 2017.  This decrease is largely related to the restructuring charges.

•                  Segment operating profit of reportable segments(1) for the second quarter of 2018 was $255 million, which is 1 percent higher than prior year.  In line with management guidance, segment operating profit in Europe was up substantially, while Americas and Asia Pacific reported declines.

•                  The Company repurchased 2.7 million shares in the quarter. Year-to-date, the Company repurchased a total of $95 million in shares.

(1)  Adjusted earnings per share and segment operating profit of reportable segments (“segment operating profit”) are non-GAAP financial measures. See tables included in this release for reconciliations to the most directly comparable GAAP measures.

Second Quarter 2018 Results

Net sales in the second quarter of 2018 were $1.8 billion, which was 1 percent higher than prior year second quarter.  Prices were up approximately 2 percent, reflecting cost inflation and sales mix.  The overall impact of currency was favorable on net sales, with an increase reported in Europe and a decline in the Americas.

Global sales shipments were down 1 percent compared with prior year. The decline is largely attributed to the impact of external transportation strikes in Brazil and a raw material batch disruption in Mexico. Both incidents, now resolved, limited product available for sale in the quarter. The Company’s joint venture with Constellation Brands, Inc., continues to perform well, reporting higher sales compared with prior year.

Segment operating profit was $255 million in the quarter, compared with $252 million in the same period of 2017.

•                  Segment operating profit in the Americas in the second quarter of 2018 was $152 million, $9 million lower than prior year.  Favorable pricing was largely offset by higher operating costs.  These costs were primarily driven by aforementioned challenges in Brazil and Mexico, as well as higher-than-anticipated cost inflation, which was impacted by the strong U.S. dollar on raw material purchases in Latin America and high transportation costs in the U.S.

The Americas continues to focus on Total Systems Cost efforts to mitigate inflationary pressures. The Americas is undertaking steps to adjust its manufacturing footprint to better align with ongoing customer needs.  The Company announced during the quarter its plans to shut down a plant in the U.S. that primarily produces megabeer and is progressing with plans to expand capacity in Brazil to support customer needs.

•                  In Europe, segment operating profit continues to expand year-on-year.  In the second quarter of 2018, segment operating profit was $101 million, up more than 25 percent compared with $80 million in the second quarter of 2017. This increase was driven by favorable foreign currency exchange rates, price increases, continued benefits from Total Systems Cost, and the recognition of an energy credit.

•                  Segment operating profit in Asia Pacific in the second quarter of 2018 was $2 million. While lower than prior year, the magnitude of the year-on-year decline was less than that reported in the first quarter of 2018.  As planned, asset improvement projects underway in the region drove operating costs higher.  As most of the projects in the region are now substantially complete, improving production volume and lower manufacturing expense will drive higher margins sequentially in Asia Pacific the rest of 2018.

Consistent with management guidance for the second quarter 2018, non-operational costs partially offset positive operating performance.

•                  Retained corporate and other costs were essentially in line with prior year.

•                  Net interest expense in the quarter was $74 million. The Company re-negotiated its bank credit agreement in the quarter to lower interest expense, reduce financial risk, and reduce complexity.  Excluding the $11 million charge related to deferred finance fees written off in the quarter, net interest expense was $63 million, which is on par with $62 million for the second quarter 2017.

The Company launched its $400 million share repurchase program during the first quarter of 2018. In the second quarter of 2018, the Company repurchased 2.7 million shares for approximately $50 million. Year-to-date, the Company has repurchased 4.7 million shares for $95 million.

Outlook

The Company expects earnings from continuing operations for the full year 2018 to be in the range of $2.29 to $2.39 per share.

Excluding certain items management considers not representative of ongoing operations, the Company continues to expect adjusted earnings to be in the range of $2.75 to $2.85 per share, based on current foreign currency exchange rates.  However, management continues to drive operational performance to offset currency, amongst other headwinds. Company results are likely to be on the lower end of the range.

The Company expects earnings from continuing operations, and adjusted earnings, for the third quarter of 2018 to be approximately $0.75 per share. Solid improvement in on-going business operations is expected to be offset by currency headwinds and the lack of the energy credit in Europe, which was already recognized in the second quarter of 2018.

The Company continues to expect cash provided by continuing operating activities for 2018 to be approximately $800 million and adjusted free cash flow to be approximately $400 million, with downside pressure from currency.

The earnings and cash flow guidance ranges may not fully reflect uncertainty in macroeconomic conditions and currency rates, among other factors.

Conference Call Scheduled for July 24, 2018

O-I CEO Andres Lopez and CFO Jan Bertsch will conduct a conference call to discuss the Company’s latest results on Tuesday, July 24, 2018, at 8:00 a.m. EDT. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Webcasts and Presentations section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 7:50 a.m. EDT, on July 24, 2018. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for a year following the call.

Contact:                Sasha Sekpeh, 567-336-5128 — O-I Investor Relations

Kristin Kelley, 567-336-2395 — O-I Corporate Communications

O-I news releases are available on the O-I website at www.o-i.com.

O-I’s third quarter 2018 earnings conference call is currently scheduled for Wednesday, October 31, 2018, at 8:00 a.m. EDT.

About O-I

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. The Company had revenues of $6.9 billion in 2017 and employs more than 26,500 people at 78 plants in 23 countries. With global headquarters in Perrysburg, Ohio, O-I delivers safe, sustainable, pure, iconic, brand-building glass packaging to a growing global marketplace. For more information, visit o-i.com.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures, which are measures of its historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. Management believes that its presentation and use of certain non-GAAP financial measures, including adjusted earnings, adjusted earnings per share, segment operating profit, segment operating profit margin and adjusted free cash flow, provide relevant and useful supplemental financial information, which is widely used by analysts and investors, as well as by management in assessing both consolidated and business unit performance. These non-GAAP measures are reconciled to the most directly comparable GAAP measures and should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures.

Adjusted earnings relates to net earnings from continuing operations attributable to the Company, exclusive of items management considers not representative of ongoing operations because such items are not reflective of the Company’s principal business activity, which is glass container production. Adjusted earnings are divided by weighted average shares outstanding (diluted) to derive adjusted earnings per share. Segment operating profit relates to earnings from continuing operations before interest expense (net), and before income taxes and is also exclusive of items management considers not representative of ongoing operations. Segment operating profit margin is segment operating profit divided by segment net sales. Management uses adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin to evaluate its period-over-period operating performance because it believes this provides a useful supplemental measure of the results of operations of its principal business activity by excluding items that are not reflective of such operations. Adjusted earnings, adjusted earnings per share, segment operating profit and segment operating profit margin may be useful to investors in evaluating the underlying operating performance of the Company’s business as these measures eliminate items that are not reflective of its principal business activity.

Further, adjusted free cash flow relates to cash provided by continuing operating activities less additions to property, plant and equipment plus asbestos-related payments. Management uses adjusted free cash flow to evaluate its period-over-period cash generation performance because it believes this provides a useful supplemental measure related to its principal business activity. Adjusted free cash flow may be useful to investors to assist in understanding the comparability of cash flows generated by the Company’s principal business activity. Since a significant majority of the Company’s asbestos-related claims are expected to be received in the next ten years, adjusted free cash flow may help investors to evaluate the long-term cash generation ability of the Company’s principal business activity as these asbestos-related payments decline. It should not be inferred that the entire adjusted free cash flow amount is available for discretionary expenditures, since the Company has mandatory debt service requirements and other non-discretionary expenditures that are not deducted from the measure. Management uses non-GAAP information principally for internal reporting, forecasting, budgeting and calculating compensation payments.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward-Looking Statements

This document contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to economic and social conditions,  disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the Company’s ability to prevent and detect cybersecurity threats against its information technology systems, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to asbestos-related claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2017 and the Company’s other filings with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this document.

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30		Six months ended June 30
Unaudited	2018	2017	2018	2017

Net sales	$1,772	$1,751	$3,508	$3,366
Cost of goods sold	(1,426)	(1,405)	(2,843)	(2,705)

Gross profit	346	346	665	661

Selling and administrative expense	(126)	(123)	(252)	(242)
Research, development and engineering expense	(17)	(16)	(33)	(31)
Interest expense, net	(74)	(62)	(136)	(141)
Equity earnings	21	18	38	33
Other expense, net	(72)	(11)	(69)	(56)

Earnings from continuing operations before income taxes	78	152	213	224

Provision for income taxes	(22)	(9)	(54)	(28)

Earnings from continuing operations	56	143	159	196

Loss from discontinued operations			(1)

Net earnings	56	143	158	196

Net earnings attributable to noncontrolling interests	(6)	(3)	(11)	(8)

Net earnings attributable to the Company	$50	$140	$147	$188

Amounts attributable to the Company:
Earnings from continuing operations	$50	$140	$148	$188
Loss from discontinued operations	—		(1)
Net earnings	$50	$140	$147	$188

Basic earnings per share:
Earnings from continuing operations	$0.31	$0.86	$0.91	$1.16
Loss from discontinued operations			(0.01)
Net earnings	$0.31	$0.86	$0.90	$1.16

Weighted average shares outstanding (thousands)	160,858	162,716	161,904	162,553

Diluted earnings per share:
Earnings from continuing operations	$0.31	$0.85	$0.90	$1.15
Loss from discontinued operations	—		—
Net earnings	$0.31	$0.85	$0.90	$1.15

Diluted average shares (thousands)	162,712	164,482	163,964	164,162

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheet

(Dollars in millions)

	June 30,	December 31,	June 30,
Unaudited	2018	2017	2017
Assets
Current assets:
Cash and cash equivalents	$365	$492	$335
Trade receivables, net	1,026	663	956
Inventories	985	1,036	1,049
Prepaid expenses and other current assets	248	229	214
Total current assets	2,624	2,420	2,554

Property, plant and equipment, net	3,025	3,131	2,996
Goodwill	2,533	2,590	2,588
Intangibles, net	419	439	486
Other assets	1,217	1,176	1,156

Total assets	$9,818	$9,756	$9,780

Liabilities and Share Owners’ Equity
Current liabilities:
Accounts payable	$1,088	$1,324	$1,065
Short-term loans and long-term debt due within one year	291	162	271
Current portion of asbestos-related liabilities	100	100	115
Other liabilities	576	579	564
Other liabilities - discontinued operations	115	115
Total current liabilities	2,170	2,280	2,015

Long-term debt	5,377	5,121	5,471
Asbestos-related liabilities	456	482	551
Other long-term liabilities	916	946	964
Share owners’ equity	899	927	779

Total liabilities and share owners’ equity	$9,818	$9,756	$9,780

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flow

(Dollars in millions)

	Six months ended June 30
Unaudited	2018	2017
Cash flows from operating activities:
Net earnings	$158	$196
Loss from discontinued operations	1	—
Non-cash charges
Depreciation and amortization	254	245
Pension expense	17	15
Restructuring, asset impairment and related charges	70	48
Cash payments
Pension contributions	(18)	(20)
Asbestos-related payments	(26)	(26)
Cash paid for restructuring activities	(12)	(16)
Change in components of working capital	(586)	(585)
Other, net (a)	(8)	(13)
Cash utilized in continuing operating activities	(150)	(156)
Cash utilized in discontinued operating activities	(1)	—
Total cash utilized in operating activities	(151)	(156)

Cash flows from investing activities:
Cash payments for property, plant and equipment	(273)	(186)
Acquisitions, net of cash acquired	(25)	(27)
Net cash proceeds on disposal of assets	9	6
Other, net	2	2
Cash utilized in investing activities	(287)	(205)

Cash flows from financing activities:
Changes in borrowings, net	437	215
Treasury shares repurchased	(95)
Payment of finance fees	(12)	(21)
Distributions to noncontrolling interests	(8)	(9)
Cash provided by financing activities	322	185
Effect of exchange rate fluctuations on cash	(11)	19
Change in cash	(127)	(157)
Cash at beginning of period	492	492
Cash at end of period	$365	$335

(a)                                 Other, net includes other non-cash charges plus other changes in non-current assets and liabilities.

OWENS-ILLINOIS, INC.

Reportable Segment Information

(Dollars in millions)

	Three months ended June 30		Six months ended June 30
Unaudited	2018	2017	2018	2017
Net sales:
Americas (d):	$930	$942	$1,838	$1,811
Europe	674	635	1,317	1,189
Asia Pacific	153	155	326	328

Reportable segment totals	1,757	1,732	3,481	3,328

Other	15	19	27	38

Net sales	$1,772	$1,751	$3,508	$3,366

Segment operating profit (a):

Americas (d):	$152	$161	$299	$300
Europe	101	80	173	139
Asia Pacific	2	11	7	31

Reportable segment totals	255	$252	479	$470

Items excluded from segment operating profit:
Retained corporate costs and other	(30)	(28)	(57)	(56)
Items not considered representative of ongoing operations (b)	(73)	(10)	(73)	(49)

Interest expense, net	(74)	(62)	(136)	(141)
Earnings from continuing operations before income taxes	$78	$152	$213	$224

Ratio of earnings from continuing operations before income taxes to net sales	4.4%	8.7%	6.1%	6.7%

Segment operating profit margin (c):

Americas	16.3%	17.1%	16.3%	16.6%
Europe	15.0%	12.6%	13.1%	11.7%
Asia Pacific	1.3%	7.1%	2.1%	9.5%

Reportable segment margin totals	14.5%	14.5%	13.8%	14.1%

(a)         Segment operating profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on segment operating profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to segment operating profit is earnings from continuing operations before income taxes.  The Company presents segment operating profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

(b)         Reference reconciliation to adjusted earnings and constant currency.

(c)          Segment operating profit margin is segment operating profit divided by segment net sales.

(d)         Beginning in the first quarter of 2018, to better leverage its scale and presence across a larger geography and market, and to reduce administrative costs, the Company consolidated the former North America and Latin America segments into one segment named the Americas.

OWENS-ILLINOIS, INC.

Changes in Net Sales and Segment Operating Profit for Reportable Segments

(Dollars in millions)

	Three months ended June 30, 2018
Unaudited	Americas	Europe	Asia Pacific	Total

Net sales for reportable segments- 2017	$942	$635	$155	$1,732
Effects of changing foreign currency rates (a)	(19)	35	(1)	15
Price	22	7	1	30
Sales volume & mix	(15)	(3)	(2)	(20)
Total reconciling items	(12)	39	(2)	25
Net sales for reportable segments- 2018	$930	$674	$153	$1,757

	Three months ended June 30, 2018
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2017	$161	$80	$11	$252
Effects of changing foreign currency rates (a)	(5)	6	1	2
Price	22	7	1	30
Sales volume & mix		(1)	(1)	(2)
Operating costs	(26)	9	(10)	(27)
Total reconciling items	(9)	21	(9)	3
Segment operating profit - 2018	$152	$101	$2	$255

	Six months ended June 30, 2018
	Americas	Europe	Asia Pacific	Total

Net sales for reportable segments- 2017	$1,811	$1,189	$328	$3,328
Effects of changing foreign currency rates (a)	(11)	122	3	114
Price	44	10	4	58
Sales volume & mix	(6)	(4)	(9)	(19)
Total reconciling items	27	128	(2)	153
Net sales for reportable segments- 2018	$1,838	$1,317	$326	$3,481

	Six months ended June 30, 2018
	Americas	Europe	Asia Pacific	Total
Segment operating profit - 2017	$300	$139	$31	$470
Effects of changing foreign currency rates (a)	(7)	16	1	10
Price	44	10	4	58
Sales volume & mix	5	(1)	(3)	1
Operating costs	(43)	9	(26)	(60)
Total reconciling items	(1)	34	(24)	9
Segment operating profit - 2018	$299	$173	$7	$479

(a)         Currency effect on net sales and segment operating profit determined by using 2018 foreign currency exchange rates to translate 2017 local currency results.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Earnings

(Dollars in millions, except per share amounts)

The reconciliation below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30				Three months ended September 30,	Six months ended June 30
Unaudited	2018	2017	2016	2015	2017	2018	2017

Earnings from continuing operations attributable to the Company	$50	$140	$107	$42	$128	$148	$188
Items impacting cost of good sold:
Restructuring, asset impairment and other charges	5					5
Items impacting equity earnings				5
Items impacting other expense, net:
Restructuring, asset impairment and other charges	68	10		22		68	49
Strategic transactions costs				6
Items impacting interest expense:
Charges for note repurchase premiums and write-off of finance fees	11			28		11	17
Items impacting income tax:
Tax benefit recorded for certain tax adjustments		(20)					(20)
Net benefit for income tax on items above	(9)	(4)		(6)		(9)	(12)
Items impacting net earnings attributable to noncontrolling interests:
Net impact of noncontrolling interests on items above		(3)					(4)
Total adjusting items (non-GAAP)	$75	$(17)	$—	$55	$—	$75	$30

Adjusted earnings (non-GAAP)	$125	$123	$107	$97	$128	$223	$218

Diluted average shares (thousands)	162,712	164,482	162,820	161,907	164,993	163,964	164,162

Earnings per share from continuing operations (diluted)	$0.31	$0.85	$0.65	$0.26	$0.77	$0.90	$1.15
Adjusted earnings per share (non-GAAP)	$0.77	$0.75	$0.65	$0.60	$0.77	$1.36	$1.33

OWENS-ILLINOIS, INC.

Reconciliation to Expected Adjusted Earnings - FY18

(Dollars in millions, except per share amounts)

	Current Guidance
	Forecast for Three Months	Forecast for Year Ended December 31, 2018
Unaudited	Ended September 30, 2018	Low End of Guidance Range		High End of Guidance Range

Earnings from continuing operations attributable to the Company	$122	$373		$390
Items management considers not representative of ongoing operations:
Restructuring, asset impairment and other charges(a)		73		73
Charges for the write-off of finance fees(a)		11		11
Net benefit for income tax on items above(a)		(9)		(9)
Total adjusting items (non-GAAP)	$—	$75		$75

Adjusted earnings (non-GAAP)	$122	$448	to	$465

Diluted average shares (thousands)	163,000	163,000		163,000

Earnings per share from continuing operations (diluted)	$0.75	$2.29	to	$2.39
Adjusted earnings per share (non-GAAP)	$0.75	$2.75	to	$2.85

(a)           Includes management decisions through June 30, 2018. Further actions may be taken during 2018.

OWENS-ILLINOIS, INC.

Reconciliation to Adjusted Free Cash Flow

	2018
Unaudited	Forecast	2017	2016	2015

Cash provided by continuing operating activities	$800	$724	$758	$612
Additions to property, plant and equipment	(500)	(441)	(454)	(402)
Asbestos-related payments	100	110	125	138
Adjusted free cash flow (non-GAAP)	$400	$393	$429	$348

Cash utilized in investing activities	(a)	$(351)	$(417)	$(2,748)

Cash provided by (utilized in) financing activities	(a)	$(392)	$(228)	$2,057

(a)           Forecasted amounts for full year 2018 are not yet determinable at this time.